Exhibit 10.1
Zimmer Holdings, Inc.
2006 STOCK INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED
STOCK UNIT AWARD GRANTED TO
AWARD RECIPIENT: [ ]
TARGET NUMBER OF RESTRICTED STOCK UNITS: [ ]
MAXIMUM NUMBER OF RESTRICTED STOCK UNITS: [ ]
AWARD DATE: [ ]
Compensation and Management Development Committee:
Gentlemen:
     You have advised me that I have been granted the above performance-based restricted stock unit (“RSU”) award subject to the terms, restrictions and conditions set forth in this agreement. I understand that I may be expected to retain shares of the common stock of Zimmer Holdings, Inc. (the “Company”) issued to me on settlement of this award to comply with the Company’s stock retention guidelines in effect at the time the shares are issued.
     My signature below indicates my agreement to all the terms, restrictions and conditions herein set forth.

Date	Signature
ZIMMER HOLDINGS, INC.
2006 STOCK INCENTIVE PLAN
PERFORMANCE-BASED
RESTRICTED STOCK UNIT AWARD
1.	RSU AWARD
     Under the terms of the Zimmer Holdings, Inc. 2006 Stock Incentive Plan (the “Plan”) the Compensation and Management Development Committee of the Board of Directors of Zimmer Holdings, Inc. (the “Committee”) has granted to the Award Recipient on the Award Date the award of RSUs set forth above (the “Award”). The purposes of such Award are to motivate and retain the Award Recipient as an employee of the Company or a subsidiary of the Company, to encourage the Award Recipient to continue to give best efforts for the Company’s future success, and to further the opportunity for stock ownership by the Award Recipient in order to increase the Award Recipient’s proprietary interest in the Company. Each RSU represents the conditional right to receive one share of the Company’s common stock, par value $0.01 per share (“Common Stock”). Upon settlement, the earned RSUs shall be settled by distribution to the Award Recipient of one share of Common Stock (subject to any tax withholding as described in Section 4) for each RSU then being settled. Except as may be required by law, the Award Recipient is not required to make any payment (other than payments for taxes pursuant to Section 4 hereof) or provide any consideration for the Award other than the rendering of future services to the Company or a subsidiary of the Company.

2.	GENERAL
     (a) No RSUs shall be earned unless and until the Committee shall have determined the extent to which the performance criteria set forth in Annex A hereto have been met with respect to the eighteen month period beginning July 1, 2007 and ending December 31, 2008 (the “Restriction Period”).
     (b) The Award Recipient shall not have any of the rights of a stockholder of the Company, including the right to vote or receive dividends and other distributions with respect to the shares of Common Stock underlying this Award, until the conditions in Section 3 have been satisfied.
     (c) Neither the RSUs nor any interest thereto may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company.
     (d) Notwithstanding anything to the contrary herein, the number of shares of Common Stock that may be issued in settlement of this Award shall be limited to the maximum number of shares of Common Stock that would not exceed the individual participant limitation contained in Section 3(b) of the Plan.
3.	CONDITIONS
     (a) Except as set forth in sub-sections (b) and (c) below, if during the Restriction Period, the Award Recipient’s employment with the Company or any Subsidiary or Affiliate terminates for any reason other than Retirement, death or Disability, the RSUs covered by the Award shall be canceled, forfeited and surrendered, unless determined otherwise by the Committee in its sole discretion. For the avoidance of doubt, it is expressly stated that, except as set forth in sub-sections (b) and (c) below or unless determined otherwise by the Committee, an Award Recipient whose employment with the Company or any Subsidiary or Affiliate terminates during the Restriction Period for any reason other than Retirement, death or Disability shall not be deemed to have earned a pro rata portion of the shares covered by this Award and instead shall forfeit the Award in its entirety. The terms “Subsidiary,” “Affiliate,” “Retirement” and “Disability” shall have the meanings specified in Section 2 of the Plan.
     (b) In the event of an Award Recipient’s Retirement, death or Disability prior to the end of the Restriction Period, if such Retirement, death or Disability occurs after the Award Recipient has been continuously employed for one year or more from the Award Date and prior to a “change in control” of the Company, or as otherwise determined by the Committee, the Award Recipient or his estate shall be entitled to a portion of the RSUs covered by this Award at the end of the Restriction Period, subject to the attainment of the performance criteria described in Annex A as certified by the Committee. As soon as practicable following the availability of audited results of the Company for the year ended December 31, 2008, the Committee shall determine whether and the extent to which the performance criteria described in Annex A have been satisfied and the number of RSUs covered by the Award that would have been earned if the Award Recipient’s employment had not terminated prior to the end of the Award Period. The Award Recipient or his estate shall be entitled only to a pro rata portion (rounded down to the nearest whole share) of such RSUs based on the number of whole calendar months the Award Recipient was employed from the beginning of the Award Period to the date of termination divided by eighteen (18).
     (c) If the Company undergoes a “change in control” during the Award Period, the number of RSUs earned under this sub-section (c) shall be the greater of: (i) the Target Number as specified above or (ii) the number of RSUs that would have been earned by applying the performance criteria specified in Annex A to the Company’s actual performance from the beginning of the Restriction Period to the date of the change in control. The Committee shall determine the “Fair Market Value” of the shares of Common Stock underlying the Award under this sub-section (c) as of the date of the change in control, the payment of which shall be deferred until the earlier of: (i) any termination of employment of the Award Recipient that is a “Qualifying Termination” or (ii) December 31, 2008. The Company shall pay the value of the earned Award (net of any Withholding Tax Obligation as defined in Section 4) in cash as soon as practicable thereafter. The terms “change in control,” “Fair Market Value” and “Qualifying Termination” shall have the meanings specified in Sections 2 and 14 of the Plan. Notwithstanding the foregoing or any other provision of this Award, to the extent any payment under this Award constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the payment is to be made upon the Award Recipient’s Qualifying Termination, if the Award Recipient is a “specified employee” of the Company within the meaning of Code Section 409A at the time the Qualifying Termination occurs, then the payment will be made on the date ending on the expiration of the sixth month following the date of the Award Recipient’s Qualifying Termination.

     (d) In the event that the Award Recipient fails promptly to pay or make satisfactory arrangements as to the Withholding Tax Obligation as provided in Section 4, all RSUs covered by the Award shall be forfeited by the Award Recipient.
     (e) The Award Recipient may, at any time prior to the expiration of the Award Period, waive all rights with respect to earning all or some of the RSUs covered by this Award by delivering to the Company a written notice of such waiver.
     (f) (i) A transfer of an Award Recipient’s employment from the Company to a Subsidiary or Affiliate, or vice versa, or from one Subsidiary or Affiliate to another, (ii) a leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days, and (iii) a leave of absence in excess of ninety (90) days, duly authorized in writing, by the Company, provided the Award Recipient’s right to reemployment is guaranteed either by a statute or by contract, shall not be deemed a termination of employment. However, any failure of the Award Recipient to return to the employ of the Company at the end of an approved leave of absence shall be deemed a termination. During a leave of absence as defined in (ii) or (iii), the Award Recipient will be considered to have been continuously employed by the Company.
     (g) As a condition of receiving the Award, the Award Recipient has entered into or reaffirmed a non-solicitation and/or non-compete agreement with the Company. The Award Recipient understands and agrees that if he or she violates any provision of such agreement, the Committee may require the Award Recipient to forfeit any or all RSUs covered by this Award and to repay to the Company any portion or all of any gain or benefit received by the Award Recipient with respect to the Award.
4.	ISSUANCE OF SHARES; DEFERRAL AND TAXES
     (a) As soon as practicable following the availability of audited results of the Company for the year ended December 31, 2008, the Committee shall determine whether and the extent to which the performance criteria in Annex A have been satisfied and the number of RSUs earned.
     (b) The Award Recipient may not request the Committee to approve, and the Committee will not approve or permit, the deferred payment of any part of the Award.
     (c) The stock certificate(s), if any, evidencing the shares of Common Stock issued upon settlement of this Award shall be issued and registered on the Company’s books in the name of the Award Recipient after the lapse of the Restriction Period and no later than March 15, 2009.
     (d) The Company shall not be required to issue or deliver any certificate or certificates for shares of the Common Stock underlying this Award prior to (i) the admission of such shares to listing on any stock exchange on which the stock may then be listed, (ii) the completion of any registration or other qualification of such shares under any state or federal law or rulings or regulations of any governmental regulatory body, (iii) the obtaining of any consent or approval or other clearance from any governmental agency, which the Company shall, in its sole discretion, determine to be necessary or advisable, and (iv) the payment to the Company, upon its demand, of any amount requested by the Company for the purpose of satisfying its withholding obligation, if any, with respect to federal, state or local income or FICA or earnings tax or any other applicable tax assessment (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred by reason of the issuance of the shares pursuant to this Award (the “Withholding Tax Obligation”). The Award Recipient may satisfy the Withholding Tax Obligation by authorizing the Company prior to the time of settlement to not issue the number of shares of Common Stock having a Fair Market Value equal to the value of the Company’s minimum required Withholding Tax Obligation.
5.	CHANGES IN CAPITALIZATION
     If prior to the issuance of the shares of Common Stock underlying this Award, any changes occur in the outstanding Common Stock by reason of stock dividends, recapitalization, mergers, consolidations, stock splits, combinations or exchanges of shares and the like, the number and class of shares of Common Stock underlying this Award shall be appropriately adjusted by the Committee, whose determination shall be conclusive. If as a result of any adjustment under this paragraph any Award Recipient should become entitled to a fractional share of stock, the Award Recipient shall have the right only to the adjusted number of full shares and no payment or other adjustment will be made with respect to the fractional share so disregarded.

6.	NOTICE
     Until the Award Recipient is advised otherwise by the Committee, all notices and other correspondence with respect to this Award will be effective upon receipt at the following address:
Compensation and Management Development Committee of the Board of Directors of Zimmer Holdings, Inc.
Zimmer Holdings, Inc.
345 East Main Street
Post Office Box 708
Warsaw, Indiana 46581-0708
7.	NO ADDITIONAL RIGHTS
     Except as explicitly provided in this agreement, this agreement will not confer any rights upon the Award Recipient, including any right with respect to continuation of employment by the Company or any of its Subsidiaries or Affiliates or any right to future awards under the Plan. In no event shall the value, at any time, of this agreement, the RSUs, the shares of Common Stock underlying the Award or any other benefit provided under this agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or its Subsidiaries unless otherwise specifically provided for in the Plan.
8.	BREACH OF RESTRICTIVE COVENANTS
     The Award Recipient understands and agrees that if he or she violates the restrictive covenants referred to in Section 3(g) of this agreement or any other restrictive covenant in favor of the Company that he or she is a party to, the Committee may require the Award Recipient to forfeit his or her right to any unvested portion of the Award and, to the extent that any portion of the Award has previously vested, the Committee may require the Award Recipient to return to the Company the shares covered by the Award or any cash proceeds received by the Award Recipient upon the sale of such shares.
9.	CONSENT TO ELECTRONIC DELIVERY
     The Company may, in its sole discretion, decide to deliver any documents related to the Award granted under and participation in the Plan or future awards that may be granted under the Plan by electronic means or to request the Award Recipient’s consent to participate in the Plan by electronic means. The Award Recipient hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
10.	CODE SECTION 409A COMPLIANCE
     To the extent applicable, it is intended that the Plan and this agreement comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Any provision of the Plan or this agreement that would cause this Award to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A.
11.	UNFUNDED OBLIGATIONS
     Any provision for distribution in settlement of the RSUs and other obligations hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in the Award Recipient or any beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for the Award Recipient or any beneficiary. The Award Recipient and any of his or her beneficiaries entitled to any settlement or distribution hereunder shall be a general creditor of the Company.
12.	CONSTRUCTION AND INTERPRETATION
     The Board of Directors of the Company (the “Board”) and the Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this agreement and all such Board and Committee determinations shall be final, conclusive, and binding upon the Award Recipient and all interested parties. The terms and conditions set forth in this agreement are subject in all respects to the terms and conditions of the Plan, as amended from time to time, which shall be controlling. This agreement contains the entire understanding of the parties and may not be modified or amended except in writing duly signed by the parties. The waiver of, or failure to enforce, any provision of this agreement or the Plan by the Company will not constitute a waiver by the Company of the same provision or right at any other time or a waiver of any other provision or right. The various provisions of this agreement are severable and any determination of invalidity or unenforceability of any provision shall have no effect on the remaining provisions. This agreement will be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties. The validity and construction of this agreement shall be governed by the laws of the State of Indiana.

ZIMMER HOLDINGS, INC.

By

ANNEX A
PERFORMANCE CRITERIA
     The number of RSUs that may be earned with respect to the Award shall be determined based upon the compound annual growth rate [CAGR] of earnings per share for the Restriction Period. The number of earned shares expressed as a percentage of the Maximum Award shall be determined by reference to the following payout matrix:

Actual	Compound
Performance as a	Annual Growth Rate
Percentage of	[CAGR] of	Percentage of
Targeted	Earnings per Share**	Maximum
Performance*	for the Restriction Period	Award Earned*

Less than 85%	Less than %	None
Minimum 85%	%	18.3%
90%	%	23.3%
Target 100%	%	33.3%
110%	%	66.7%
Maximum 120%	%	100.0%

*	Linear interpolations between specified percentages.

**	Computed based on net earnings adjusted to exclude (i) the after-tax effect of inventory step-up costs associated with any acquisition; (ii) the after-tax effect of acquisition and integration costs; and (iii) any other major non-operational charges to earnings described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.